Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	John Waelti
Financial Relations Board
312-640-6760
jwaelti@financialrelationsboard.com

COBRA ELECTRONICS REPORTS SECOND QUARTER RESULTS

Loss Reflects Write Down of First Generation GPS and Mobile Navigation Assets

CHICAGO, IL – JULY 28, 2006 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global manufacturer of mobile communications and navigation products, today announced results for its second quarter ended June 30, 2006. The company reported a 17.6 percent increase in sales, to $39.6 million from $33.7 million in the second quarter of 2005. The company also reported a second quarter net loss of $2.7 million, or $0.40 per fully diluted share, compared to net income in the prior year of $723,000, or $0.11 per fully diluted share. The loss for the quarter resulted from charges of $4.6 million for write downs of certain intellectual property and inventory pertaining to Cobra’s first generation handheld GPS and mobile navigation product lines. Absent these charges, the company would have reported net income of $357,000, or $0.05 per fully diluted share.

“The loss incurred by Cobra in the second quarter is a disappointment to management,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “However, we are comfortable that these losses do not reflect on our future prospects and we are confident in our ability to secure a meaningful share of the mobile navigation and recreational marine electronics markets and maintain profitable leadership positions in two-way radios, radar detection and citizens band radios. The decline in retail prices for handheld GPS and mobile navigation products in the most recent quarter, along with the pending introduction of the NavOneTM 2500, which features a new technology platform, caused us to recognize that the intellectual property that formed the basis for our first entries into handheld GPS and mobile navigation was obsolete and that the remaining inventory of product based on that intellectual property had lost considerable value. These write downs will allow us to put the past firmly behind us and future financial results will not be burdened by the costs of these previous efforts.”

Cobra Second Quarter Results – 2

In examining results for the quarter absent these charges, Mr. Bazet continued, “Cobra’s second quarter sales increase reflected strength across many of our product lines. In particular, radar detection demonstrated year-over-year net sales growth of more than 25%, with the new 12 BandTM line of radar detectors achieving broad placement and sell-through. Mobile navigation products also contributed to the growth in sales, with the NavOne 4000 and 4500 line continuing to garner praise from the media, retailers and consumers. Mobile navigation sales also were boosted by the strong sell-through of the NavOne 2950 with one of our larger accounts during the quarter. These gains were offset, in part, by a 10 percent decline in two-way radio sales due to the continuing impact of the production delays of our lithium ion battery powered models. While the underlying causes of these delays have been resolved, Cobra is still working towards achieving production rates to fully satisfy the high demand for these products, the world’s smallest and highest powered GMRS radios.”

In the second quarter of 2006, Cobra’s gross margin declined to 10.5 percent from 25.6 percent in the prior year’s second quarter. This decline was attributable primarily to the charges related to the write down of certain intellectual property and inventory pertaining to Cobra’s first generation of handheld GPS and mobile navigation products; absent these write-offs, the gross margin would have been 22.1 percent. In discussing the decline in gross margins, Mr. Bazet noted, “The acquisition of state-of-the-art intellectual property earlier this year will form the basis for our newest GPS and mobile navigation products over the next several years. Recognizing the effect of this strategic move, Cobra established a plan earlier this year to fully amortize, through the sale of inventory, the balance of the intellectual property assets pertaining to our older products. While a decline in selling prices for these products was anticipated, the second quarter saw a steeper decline than expected causing us to revisit these disposition plans. Upon review of the remaining intellectual property assets and the associated inventory, Cobra wrote-off the associated intellectual property and reduced the realizable value of the remaining inventory of these first generation products.”

Gross margins in the second quarter also were affected by the production delays of the lithium ion two-way radios as Cobra incurred substantial airfreight expenses to ensure that our customers remained in stock on these items, which remain the only lithium ion battery powered radios in the market and are anticipated to be a profitable addition to the Cobra product line.

Selling, general and administrative expenses increased to $8.1 million in the second quarter from $7.7 million in the prior year. This increase in expenses was driven, to a great extent, by the increase in variable selling expenses associated with the year-over-year sales increase. Additionally, Cobra incurred an increase in general and administrative expenses, including compensation expenses for several previously open positions that have since been filled and for expenses associated with its new computer systems.

Cobra maintained its strong balance sheet position during the second quarter. The company had no interest-bearing debt as of June 30, 2006, the same position as one year earlier, and $9.0 million in cash, as compared to $12.2 million one year earlier. Inventory at the end of the second quarter increased to $25.4 million from $20.7 million in the prior year. Accounts receivable at the end of the quarter were $21.7 million, increasing from $20.1 million one year earlier. Net book value per share as of June 30, 2006 increased to $10.41 from $10.27 one year ago.

Cobra Second Quarter Results – 3

Mr. Bazet also provided the company’s outlook for the third quarter of 2006 and the balance of the year. “Cobra is forecasting that net sales in 2006 will exceed those of 2005. This sales increase will be driven by mobile navigation, including anticipated strong sales of our newest product, the NavOne 2500, which is scheduled to ship to customers in September. However, we expect earnings to decline from last year, absent the non-recurring events from last year and the asset write downs taken in this second quarter. The decline in earnings reflects some delays in the introduction of certain higher margin products as well as substantial airfreight expenses likely to be incurred to ensure that our customers’ inventory levels are maintained through this period. Nevertheless, with the pending introduction of our newest mobile navigation product and the resolution of certain product delays, we are in excellent shape to continue our growth strategy.” In looking at forecasted results for the third quarter, Mr. Bazet went on to say “As we forecast results for the third quarter, we anticipate that sales will be approximately equal to those of last year’s third quarter and that net income will decline as compared to last year.”

Cobra will be conducting a conference call on July 28, 2006 at 11:00 a.m. EST to discuss second quarter results as well as its current strategies and outlook. The call can be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global manufacturer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets over the last several months. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Second Quarter Results – 4

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net sales	$39,586	$33,672	$64,893	$52,963
Cost of sales	35,413	25,064	55,698	40,171

Gross profit	4,173	8,608	9,195	12,792
Selling, general and administrative expenses	8,117	7,730	14,705	14,062

Operating income (loss)	(3,944)	878	(5,510)	(1,270)
Other income (expense):
Interest expense	(25)	(24)	(59)	(49)
Other, net	(75)	4	(137)	9,124

Earnings (loss) before taxes	(4,044)	858	(5,706)	7,805
Tax provision (benefit)	(1,358)	135	(1,892)	1,415

Net earnings (loss)	$(2,686)	$723	$(3,814)	$6,390

Net earnings (loss) per common share:
Basic	$(0.41)	$0.11	$(0.59)	$0.99
Diluted	$(0.40)	$0.11	$(0.56)	$0.97

Weighted average shares outstanding:
Basic	6,489	6,445	6,489	6,445
Diluted	6,753	6,583	6,766	6,576

Cobra Second Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2006	December 31, 2005	June 30, 2005
ASSETS:

Current assets:
Cash	$9,013	$6,704	$12,154
Accounts receivable, net	21,698	28,710	20,147
Inventories, net	25,420	21,837	20,670
Other current assets	11,766	14,225	14,532

Total current assets	67,897	71,476	67,503

Net property, plant and equipment	6,616	6,898	6,919

Total other assets	12,095	14,548	12,498

Total assets	$86,608	$92,922	$86,920

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$7,096	$5,292	$6,284
Accrued liabilities	5,432	8,239	5,499

Total current liabilities	12,528	13,531	11,783

Non-current liabilities:
Deferred taxes	699	1,691	2,621
Deferred compensation	5,469	5,062	5,937
Other long-term liabilities	378	386	394

Total non-current liabilities	6,546	7,139	8,952

Total shareholders’ equity	67,534	72,252	66,185

Total liabilities and shareholders’ equity	$86,608	$92,922	$86,920

Cobra Second Quarter Results – 6

Reconciliation of GAAP Net Loss to Adjusted Net Earnings

(Dollars in thousands, except per share data)

For the Three Months Ended June 30, 2006

	Actual	2nd Qtr Events	Adjusted
Net Sales	$39,586		$39,586
Gross Profit	4,173	$4,580	8,753
Gross Margin	10.5%	11.6%	22.1%
SG&A Expense	8,117		8,117
Operating Earnings (Loss)	(3,944)	4,580	636
Interest Expense	25		25
Other Expense (Income)	75		75

Pretax Earnings (Loss)	(4,044)	4,580	536
Income Tax Expense (Benefit)	(1,358)	1,537	179

Net Earnings (Loss)	$(2,686)	$3,043	$357

EARNINGS PER SHARE

Earnings (Loss) per Diluted Share	$(0.40)		$0.05
Diluted Wtd Avg Share’s Outstanding	6,753		6,753